Exhibit 99.1

FAIRWAY GROUP HOLDINGS CORP. REPORTS SECOND QUARTER RESULTS

NEW YORK — October 29, 2015 — Fairway Group Holdings Corp. (“Fairway”) (NASDAQ: FWM), the parent company of Fairway Market, today announced financial results for its fiscal 2016 second quarter ended September 27, 2015.

Second Quarter Fiscal 2016 Highlights

•	Net sales of $179.8 million
•	Adjusted EBITDA of $5.6 million
•	Gross margin of 30.9%
•	Cash and Cash Equivalents of $29.9 million

Jack Murphy, Fairway Market’s Chief Executive Officer said, “Despite the seasonal challenges of our lowest volume quarter, we continued to see tangible progress in a number of key operational areas.  We believe we have tightened up operations and improved the cost structure across our stores as well as at Central Services.  This progress is reflected in the second quarter results, as our Adjusted EBITDA increased on a year-over-year basis, excluding a one-time benefit of $1.2 million during last year’s second quarter, despite a sales decline of approximately $14.0 million.”

Operating Results for the Second Quarter of Fiscal 2016

Net sales were $179.8 million for the second quarter of fiscal 2016 compared to $194.0 million for the second quarter of fiscal 2015.   The decrease in net sales was primarily due to lower same store sales and lower net sales from the new store that opened during the second quarter of fiscal 2015 due to the typical higher than normal net sales we experienced during the grand opening period.  Promotional activity during the second quarter of fiscal 2016 was approximately $0.8 million, compared to $0.3 million during the same period of the prior year.

Same store sales decreased 6.5% for the second quarter of fiscal 2016 compared to the second quarter of fiscal 2015.  Customer transactions at our comparable stores decreased by 9.2%, although the average transaction size increased by 3.0% compared to the second quarter of last year.  Same store sales were negatively impacted by approximately 140 basis points due to the competitive opening near our Upper Eastside location in February 2015 and approximately 30 basis points due to increased promotional activity.  Excluding the impact of the Upper Eastside location and the increased promotional activity, same store sales decreased approximately 4.8%.

Adjusted EBITDA was $5.6 million for the second quarter of fiscal 2016 compared to $6.7 million for the second quarter of fiscal 2015.  Adjusted EBITDA for the second quarter of fiscal 2015 included a $1.2 million benefit in connection with the accelerated recognition of a deferred vendor discount resulting from the early termination of the related vendor contract due to vendor non-performance.  Excluding this one-time benefit, Adjusted EBITDA for the second quarter of fiscal 2015 was $5.5 million.  Adjusted EBITDA in the second quarter of fiscal 2016 was negatively impacted by lower contribution from the Upper Eastside location, higher promotional activity and an increase in Central Services in comparison to the second quarter of fiscal 2015.

The Adjusted EBITDA margin was 3.1% for the second quarter of fiscal 2016 compared to 3.4% during the second quarter of fiscal 2015 (2.8% if the one-time benefit of $1.2 million is excluded).

The following table sets forth a reconciliation to Adjusted EBITDA from Net Loss:

Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended
	September 27,		September 28,
	2015		2014
		% of		% of
		Net Sales		Net Sales

	(dollars in thousands)
Net loss	$(12,018)	(6.7)%	$(17,235)	(8.9)%

Interest expense, net (a)	4,746	2.6	4,833	2.5
Income tax provision	619	0.3	940	0.5
Store depreciation and amortization	6,105	3.4	6,218	3.2
Corporate depreciation and amortization	773	0.4	981	0.5
Non-operating expenses (b)	21	0.0	31	0.0
Equity compensation charge	2,061	1.1	4,155	2.1
Store opening costs	1,289	0.7	2,676	1.4
Production center start-up costs	470	0.3	1,741	0.9
Professional services (b)	303	0.2	815	0.4
Severance (c)	1,223	0.7	869	0.4
Pre-opening advertising costs	—	—	639	0.3
Adjusted EBITDA	$5,592	3.1%	$6,663	3.4%

(a)	Includes amortization of deferred financing costs and original issue discount.

(b)	Consists of charges that were incurred and associated with discrete and different events that do not relate to and are not indicative of our core on-going operations.

(c)

Represents severance charges related to our organizational realignment, including payments required to be paid under agreements in connection with the separation of certain of our former executive officers.

Other Operating Items

Gross profit for the second quarter of fiscal 2016 was $55.5 million compared to $59.3 million in the same period of the prior year.  Gross profit for the second quarter of fiscal 2015 included a $1.2 million benefit in connection with the accelerated recognition of a deferred vendor discount resulting from the early termination of the related vendor contract due to vendor non-performance.

The gross margin increased approximately 30 basis points to 30.9% in the second quarter of fiscal 2016 from 30.6% in the prior year.  Excluding the one-time benefit of $1.2 million in the second quarter of fiscal 2015, gross margin increased 90 basis points to 30.9% for the second quarter of fiscal 2016 from 30.0% in the prior year.  The increase in gross margin was driven by a higher merchandise margin as a result of improved shrink management and price optimization, partially offset by an increase in occupancy costs, as a percentage of sales.

Store expenses, excluding depreciation and amortization, decreased $3.0 million to $45.5 million for the second quarter of fiscal 2016 from $48.6 million for the second quarter of fiscal 2015.  The decrease in store expenses was attributable to continued improvements in labor productivity and enhanced cost discipline. Store expenses, excluding depreciation and amortization, were 21.9% of sales for both the second quarter of fiscal 2016 and fiscal 2015.

General and administrative expenses were $14.9 million for second quarter of fiscal 2016, a decrease of $2.8 million from $17.7 million for the second quarter of fiscal 2015. The decrease in general and administrative expenses was primarily due to a decrease in equity compensation expense, pre-opening advertising and professional services, partially offset by an increase in severance expense.  The Central Services component of general and administrative expenses increased $0.3 million to $10.5 million for second quarter of fiscal 2016 compared to the same period in the prior year.

General and administrative expenses, as a percentage of net sales, decreased to 8.3% for second quarter of fiscal 2016, from 9.1% for second quarter of fiscal 2015.

The following table sets forth a  reconciliation to Central Services from General and Administrative expenses:

Central Services Reconciliation

	Thirteen Weeks Ended
	September 27,		September 28,
	2015		2014
		% of		% of
		Net Sales		Net Sales

	(dollars in thousands)
General and administrative expenses	$14,882	8.3%	$17,727	9.1%
Non-operating expenses	(21)	—	(31)	—
Equity compensation charge	(2,061)	(1.1)	(4,155)	(2.1)
Corporate depreciation and amortization	(773)	(0.4)	(981)	(0.5)
Professional services	(303)	(0.2)	(815)	(0.4)
Severance	(1,223)	(0.7)	(869)	(0.4)
Pre-opening advertising costs	—	—	(639)	(0.3)
Central services	$10,501	5.8%	$10,237	5.3%

Store opening costs were $1.3 million for the second quarter of fiscal 2016, a decrease of approximately $1.4 million from $2.7 million for the second quarter of fiscal 2015.  Approximately $0.1 million and $1.2 million of store opening costs for the second quarter of fiscal 2016 and the second quarter of fiscal 2015, respectively, did not require the expenditure of cash in the period, primarily due to deferred rent.

Start-up costs for the new production center in the Hunts Point area of the Bronx were $0.5 million for second quarter of fiscal 2016, a decrease of approximately $1.3 million from $1.7 million for the second quarter of fiscal 2015. Approximately $0.1 million of these costs for the second quarter of fiscal 2015 did not require the expenditure of cash in the period, primarily due to deferred rent.

We recorded an income tax provision of $0.6 million for the second quarter of fiscal 2016 compared to a provision of $0.9 million for the second quarter of fiscal 2015. We record an income tax provision although we incur pretax losses in both periods because we do not record any income tax benefit related to the operating losses and recognize income tax expense related to indefinite-lived intangible assets.  Our current expectation of the income tax provision for the full year is in the range of approximately $3.5 million to $4.0 million, which is expected to be primarily non-cash.

Our net loss was $12.0 million for the second quarter of fiscal 2016, a decrease of $5.2 million, from a net loss of $17.2 million for the second quarter of fiscal 2015. The decrease in net loss was due to a decrease in direct store expenses, general and administrative expenses, store-opening costs, production center start-up costs and income tax provision, partially offset by a reduction in gross profit.  Our adjusted net loss was $6.5 million for the second quarter of fiscal 2016, a decrease of $2.6 million compared to an adjusted net loss of $9.1 million for the second quarter of fiscal 2015.

The following table sets forth a reconciliation to Adjusted Net Loss from Net Loss:

Net Loss Reconciliation

	Thirteen Weeks Ended
	September 27,		September 28,
	2015		2014
		% of		% of
		Net Sales		Net Sales

	(dollars in thousands)
Net loss	$(12,018)	(6.7)%	$(17,235)	(8.9)%
Non-operating expenses	21	—	31	—
Equity compensation charge	2,061	1.1	4,155	2.1
Income tax provision	619	0.3	940	0.5
Non-cash interest	1,288	0.7	1,279	0.7
Professional services	303	0.2	815	0.4
Severance	1,223	0.7	869	0.4
Adjusted net loss	$(6,503)	(3.6)%	$(9,146)	(4.7)%

Other Items

•

The Company ended the quarter with approximately $36.9 million of liquidity, which included $29.9 million of cash and $7.0 million in borrowing capacity under the senior credit facility. Subsequent to the end of the quarter, outstanding letters of credit were increased by $0.5 million in aggregate, decreasing our borrowing availability under the 2013 Senior Credit Facility to $6.5 million.

•

Although we believe we have sufficient liquidity and capital resources to meet our current operating requirements and to open the stores currently scheduled to open in calendar 2016, in light of our leverage profile and the constraints that places on our longer-term growth strategy, we are currently exploring alternatives to raise additional capital to allow us to de-lever the balance sheet and fund additional growth initiatives, including investments to rebuild sales and pursuing new stores opportunistically.  Any new growth capital investment, or capital raised in the context of an equity cure, is likely to be in the form of equity or equity linked securities, and is likely to be dilutive to existing stockholder ownership. There can be no assurance that we will be successful in obtaining additional capital on favorable terms or at all.

Supplemental Non-GAAP Disclosure

This press release presents Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Adjusted EBITDA is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the business than GAAP measures can provide alone. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, amortization of deferred financing costs, equity compensation charges, store opening costs (including pre-opening advertising costs), production center start-up costs, severance related expenses, organizational realignment costs, transaction expenses and bonuses and other one-time charges and non-operating expenses which we believe may distort period-to-period comparison.

This press release presents Central Services, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Central Services is a useful performance measure and is used to facilitate an evaluation of infrastructure investments without distortions that may result from general and administrative expenses that do not directly relate to the operations of the business.  The Company defines Central Services as general and administrative expenses less: depreciation and amortization related to general and administrative activities, management fees, financing transaction expenses, pre-opening advertising costs, equity compensation expenses, severance-related expenses and other non-operating expenses.

This press release presents adjusted net loss, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that adjusted net loss is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period without distortions that may result from one-time items and non-cash charges. The Company defines adjusted net loss as net loss plus any transaction expenses and one-time charges, non-operating expenses and non-cash charges that may distort period comparisons.

Conference Call Information

Fairway will host a conference call today, October 29, 2015 at 4:30 pm ET. The call will be hosted by Jack Murphy, Chief Executive Officer and Edward Arditte, Co-President and Chief Financial Officer and will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.fairwaymarket.com. The webcast will also be archived online for a short period thereafter.  In addition, listeners may dial (877) 353-0039 to access the live call.  A telephonic playback will be available after the call through Thursday,  November 12, 2015. Participants can dial (855) 859-2056 to hear the playback and enter the conference passcode 65577057.

About Fairway Market

Fairway Market is a growth-oriented food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results. Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to increase same store sales; our ability to maintain or improve our operating margins; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; our ability to achieve the anticipated benefits of our centralized production facility; our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new and existing stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; the geographic concentration of our stores; our history of net losses; ordering errors or product supply disruptions in the delivery of perishable products; restrictions on our use of the Fairway name other than on the East Coast and in California and certain parts of Michigan and Ohio; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the fiscal year ended March 29, 2015, and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact

Fairway Group Holdings Corp.

Nicholas Gutierrez

Director of Finance & Investor Relations

(646) 616-8103

nicholas.gutierrez@fairwaymarket.com

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	(Unaudited)
	September 27,	March 29,
	2015	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$29,885	$36,362
Accounts receivable, net	3,006	3,404
Merchandise inventories	28,519	29,150
Income tax receivable	545	890
Prepaid rent	974	829
Deferred financing fees	1,743	1,745
Prepaid expenses and other current assets	3,827	3,036
Total current assets	68,499	75,416
PROPERTY AND EQUIPMENT, NET	140,447	148,293
GOODWILL	95,412	95,412
INTANGIBLE ASSETS, NET	27,068	27,161
OTHER ASSETS	11,621	12,854
Total assets	$343,047	$359,136
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Current portion of long-term debt	$2,750	$2,750
Accounts payable	33,435	31,872
Accrued expenses and other	21,363	23,227
Total current liabilities	57,548	57,849
NONCURRENT LIABILITIES
Long-term debt, net of current maturities	254,662	254,336
Deferred income taxes	30,556	28,091
Other long-term liabilities	44,122	41,463
Total liabilities	386,888	381,739
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Class A common stock, $0.00001 par value per share, 150,000 shares authorized, 29,826 and 29,366 shares issued at September 27, 2015 and March 29, 2015, respectively	—	—
Class B common stock, $0.001 par value per share, 31,000 shares authorized, 14,225 shares issued and outstanding at September 27, 2015 and March 29, 2015	14	14
Treasury stock at cost, 3 shares at September 27, 2015 and March 29, 2015	—	—
Additional paid-in capital	386,985	382,271
Accumulated deficit	(430,840)	(404,888)
Total stockholders’ deficit	(43,841)	(22,603)
Total liabilities and stockholders’ deficit	$343,047	$359,136

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2015	2014	2015	2014

Net sales	$179,829	$193,979	$373,603	$392,247
Cost of sales and occupancy costs (exclusive of depreciation and amortization)	124,320	134,676	257,150	271,548
Gross profit	55,509	59,303	116,453	120,699

Direct store expenses	45,521	48,621	93,027	95,578
General and administrative expenses	14,882	17,727	32,882	33,022
Store opening costs	1,289	2,676	2,561	4,362
Production center start-up costs	470	1,741	1,557	3,170
Loss from operations	(6,653)	(11,462)	(13,574)	(15,433)

Interest expense, net	(4,746)	(4,833)	(9,601)	(9,611)
Loss before income taxes	(11,399)	(16,295)	(23,175)	(25,044)

Income tax provision	(619)	(940)	(2,777)	(1,885)
Net loss	$(12,018)	$(17,235)	$(25,952)	$(26,929)

Basic and diluted loss per common share	$(0.27)	$(0.40)	$(0.59)	$(0.62)
Weighted average common shares outstanding	44,029	43,415	43,908	43,386

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Twenty-Six Weeks Ended
	September 27,	September 28,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(25,952)	$(26,929)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	2,465	1,879
Deferred rent	2,172	5,510
Depreciation and amortization of property and equipment	13,716	13,949
Amortization of intangibles	93	147
Amortization of discount on term loans	1,701	1,679
Amortization of deferred financing fees	873	876
Amortization of prepaid rent	159	159
Stock compensation expense	4,478	7,012
Changes in operating assets and liabilities:
Accounts receivable	398	(2,925)
Merchandise inventories	632	(1,243)
Prepaid expense and other	(591)	361
Other assets	203	987
Accounts payable	1,563	3,190
Accrued expenses and other	(1,749)	1,581
Other long-term liabilities	608	(1,068)
Net cash provided by operating activities	769	5,165

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(5,870)	(24,923)
Net cash used in investing activities	(5,870)	(24,923)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(1,376)	(1,375)
Cash settlement of vested equity awards	—	(260)
Net cash used in financing activities	(1,376)	(1,635)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,477)	(21,393)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	36,362	58,800
CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,885	$37,407
Cash paid during the period for:
Interest, net of capitalized amounts	$6,973	$6,998
Income taxes	$2	$2